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                                                                     EXHIBIT 8.1

[LOGO OF RSM MCGLADREY]

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                                               RSM McGladrey, Inc.
                                               401 Main Street, Suite 1200
                                               Peoria, Illinois 61602
                                               O (309) 671-8715 F (309) 673-2620

June 26, 2003

Board of Directors
Kankakee Bancorp, Inc.
310 South Schuyler
Kankakee, Illinois 60901

Re: Tax Opinion Concerning Consequences of Reorganization under the Internal Revenue Code

Ladies and Gentlemen:

          You have requested our opinion as to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended ("the Code"), of a merger ("the Merger") of Aviston Financial Corporation ("Aviston") into Kankakee Bancorp, Inc. ("Kankakee") effected under the laws of Delaware and Illinois. These transactions are described in the Agreement and Plan of Merger Between Kankakee Bancorp, Inc. and Aviston Financial Corporation (the "Plan of Merger").

          In connection with your request, you have provided us with the Plan of Merger adopted by the Boards of Directors of both Kankakee and Aviston on May 27, 2003.

STATEMENT OF FACTS

          Kankakee is a savings and loan holding company organized under the laws of the State of Delaware, registered under the Home Owner's Loan Act, and subject to regulation by the Office of Thrift Supervision. It owns 100 percent of the capital stock of KFS Bank, F.S.B. ("KFS Bank"). At March 13, 2003, it had issued and outstanding 932,611 shares of common stock. It's stock is widely held and traded on the American Stock Exchange.

          Aviston is a bank holding company organized under the laws of the State of Illinois, registered with, and subject to regulation by, the Federal Reserve. It owns 100 percent of the capital stock of State Bank of Aviston. At March 31, 2003, it had issued and outstanding 483,826 shares of common stock owned by 115 stockholders. Prior to any transaction as described below, Aviston will issue an additional 11,500 shares of common stock to employees holding stock options on 45,000 shares of Aviston common stock.

          The Kankakee Board of Directors ("the Kankakee Board") has determined that a strategic combination with Aviston, would create a stronger and more diversified company that will provide long-term benefits to its stockholders and customers. The merger will allow Kankakee to expand its presence within the central Illinois and St. Louis metropolitan area. When approached by Kankakee, the Aviston Board of Directors concluded that their customers and stockholders would also benefit from the combination with Kankakee.

RSM McGladrey, Inc. is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.

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PROPOSED TRANSACTION

          Kankakee will acquire complete control of Aviston by merger, in accordance with the applicable provisions of the Delaware General Corporation Law, as amended` and the Illinois Business Corporation Act of 1983, of Aviston with and into Kankakee, the surviving corporation. As a result of the Merger, each share of Aviston common stock issued and outstanding immediately prior to the effective time of the Merger, except for Aviston shares owned by stockholders dissenting to the transaction in accordance with the provisions of the applicable state law concerning the rights of such dissenting stockholders and the appraisal of such stockholders' stock ("dissenter's shares"), will be converted into the right to receive .707 shares of Kankakee common stock.

          Dissenter's shares shall be converted into the right to receive such consideration as may be determined to be due to such stockholder pursuant to the applicable state law.

          Each share of Kankakee common stock issued and outstanding immediately prior to the effective time of the Merger shall be unaffected by the Merger and shall represent one share of stock of the surviving corporation.

REPRESENTATIONS UPON WHICH WE ARE RELYING

          We have received, and rely upon, the following representations made by officers of Kankakee and / or Aviston with regard to the Merger:

..    To the extent not inconsistent with the following representations, the
     Merger will be consummated in accordance with the Plan of Merger.

..    A bona fide business purpose to complete the Merger exists for both
     Kankakee and Aviston.

..    The fair market value of Kankakee common stock and other consideration to be received by each Aviston shareholder under the Plan of Merger will be approximately equal to the fair market value of the Aviston common stock surrendered in the exchange.

..    The fair market value of Kankakee common stock received by all Aviston shareholders in the Merger will exceed 50 percent of the fair market value of all the consideration received by all Aviston shareholders in exchange for their Aviston shares surrendered in the Merger.

..    Kankakee has no plan or intention to reacquire any of its stock issued in the Merger to Aviston shareholders.

..    Kankakee has no plan or intention to sell or otherwise dispose of any of the assets of Aviston acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

..    The liabilities of Aviston assumed by Kankakee, and the liabilities to which the transferred assets of Aviston are subject, were incurred by Aviston in the ordinary course of its business.

..    Following the transaction, Kankakee will continue the historic business of
     Aviston or use a significant portion of Aviston's historic business assets in a business.

..    Kankakee, Aviston, and the shareholders of Aviston will pay their respective expenses, if any, incurred in connection with the transaction.

..    No party to the transaction is an investment company as defined in Section
     368(a)(2)(F)(iii) or (iv) of the Code.

..    Aviston is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

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..    The tax basis of assets of Aviston transferred to Kankakee will equal or exceed the sum of the liabilities assumed by Kankakee plus the amount of liabilities, if any, to which the transferred assets are subject.

As part of the S-4 Registration Statement, attorneys for Kankakee are issuing an opinion regarding the legality of the stock issued in the merger. This opinion also contains a statement that, assuming the merger is consummated in accordance with the merger agreement, it will qualify as a valid merger under the laws of Delaware and Illinois.

APPLICABLE LAW

     Section 368(a)(1)(A) of the Code provides that the term "reorganization" includes a merger conducted in accordance with state statute.

     Section 368(b) of the Code provides that the term "a party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

     Section 361(a) of the Code provides that no gain or loss will be recognized if a corporation a party to a reorganization exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation, a party to the reorganization.

     Reg. Section 1.368-1(b) provides additional two requirements for a valid reorganization: a continuity of business enterprise and a continuity of interest. The continuity of business enterprise requires that the acquiring corporation either continue the historic business of the acquired corporation or use a significant portion of the acquired corporation's business assets in a business. The continuity of interest requires that a substantial part of the value of the proprietary interests in the acquired corporation be exchanged for proprietary interest in the acquiring corporation.

     Reorganizations under Section 368 require a valid non-tax business purpose under judicially established tax law principles.

     Section 354(a) provides that no gain or loss shall be recognized by shareholders if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation.

     Section 357(a) of the Code provides, in part, that an assumption of a liability in a reorganization described in Section 368(a) of the Code will not be treated as money or other property and will not prevent the exchange from being within the provisions of Section 361 of the Code.

     Section 362(b) of the Code provides that the tax basis of the property acquired by a corporation in connection with a reorganization is a basis equal to the transferor's basis, increased by the amount of gain recognized by the transferor on such transfer.

     Section 358(a) of the Code provides that, in the case of an exchange to which Section 361 of the Code applies, the basis of property permitted to be received without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by the fair market value of any other property, except money, received by the taxpayer, the amount of any money received by the taxpayer, and the amount of loss to the taxpayer which was recognized on such exchange, and increased by the amount which was treated as a dividend, and the amount of gain to the taxpayer which was recognized on such exchange.

     Section 1223(1) of the Code provides that, in determining the period for which the taxpayer has held property received in an exchange, the period for which the taxpayer held the property exchanged is included if the property

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received in the exchange has the same basis in whole or in part as the property exchanged, and the property exchanged was a capital asset as defined in Section 1221 of the Code.

OPINION

     The following summary of federal income tax consequences is based upon the opinion of RSM McGladrey, Inc., which is based in part on representations made by executive officers of Kankakee and Aviston. Our opinion is not binding on the Internal Revenue Service or courts. Our opinion is not intended to be a complete statement of all income tax consequences pertaining to the transactions and is limited to the specific statements of income tax consequences enumerated in items 1 through 6 below. The opinion does not address, among other matters, the following:

..    State, local, or foreign tax consequences, if any, of the Merger;

..    Federal income tax consequences to Aviston stockholders who are subject to special rules under the Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and other persons who do not own the stock as a capital asset;

..    Federal income tax consequences affecting shares of Kankakee common stock or Aviston common stock acquired through the exercise of stock options, purchase plan rights, or otherwise as compensation;

..    Federal income tax consequences to holders of warrants, options, or other rights to acquire shares of stock; and

..    Federal income tax consequences of Kankakee and Aviston of any income and deferred gain recognized pursuant to Treasury Regulations issued under
     Section 1502 of the Code.

     Based on our review of the relevant sections of the Code, the regulations promulgated thereunder, cases, rulings, and other authorities, as well as the facts set forth herein and in the Plan of Merger, and the representations made by executive officers of Kankakee and Aviston shown above, it is our opinion that the Merger will be treated in the following manner for federal income tax purposes:

1. The acquisition by Kankakee of substantially all of the assets of Aviston in exchange for shares of Kankakee common stock, and the assumption of liabilities of Aviston by Kankakee pursuant to the Plan of Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

2. Kankakee and Aviston will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

3. No gain or loss will be recognized by Kankakee or Aviston as a result of the Merger under Section 361(a) of the Code.

4. No gain or loss will be recognized by the stockholders of Aviston as a result of the exchange of Aviston common stock for Kankakee common stock pursuant to the Plan of Merger under Section 354(a) of the Code. Assuming that the Aviston common stock is a capital asset in the hands of the respective Aviston stockholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the Aviston common stock allocable to the fractional share.

5. The tax basis of Kankakee common stock received by the stockholders of Aviston will be the same as the tax basis of the Aviston common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received. Section 358(a) of the Code.

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6.   The holding period of the Kankakee common stock to be received by stockholders of Aviston will include the holding period of the Aviston common stock surrendered in exchange therefor under Section 1223(2) of the Code.

     We undertake no obligation to update this opinion for changes in facts or law occurring subsequent to the date of this opinion. This opinion is effective as of closing date of the transactions as indicated in Section 2.2 of the Plan of Merger.

     We hereby consent to the inclusion of our draft opinion as an exhibit to the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission.